Exhibit 99.1

GAP INC. REPORTS MAY SALES RESULTS

SAN FRANCISCO - June 2, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended May 28, 2016 decreased 5 percent to $1.18 billion, compared with net sales of $1.25 billion for the four-week period ended May 30, 2015. Gap Inc.’s comparable sales for May 2016 were down 6 percent versus a 1 percent decrease last year.

“As we move into the second quarter, we are continuing to make progress against our recently announced measures while maintaining the financial discipline we are known for,” said Sabrina Simmons, chief financial officer, Gap Inc.

Comparable sales by global brand for May 2016 were as follows:

•	Gap Global: negative 3 percent versus negative 6 percent last year

•	Banana Republic Global: negative 11 percent versus negative 5 percent last year

•	Old Navy Global: negative 7 percent versus positive 6 percent last year

The company noted that while the overall month was challenging, performance improved leading into the Memorial Day holiday weekend.

As previously noted, the Sunday and Monday of the Memorial Day holiday fell in the fiscal month of June this year versus May last year, negatively impacting May sales results and benefitting June.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on June 2, 2016 and available for replay until 1:15 p.m. Pacific Time on June 10, 2016.

June Sales
The company will report June sales at 1:15 p.m. Pacific Time on July 7, 2016.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Jack Calandra (415) 427-1726 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com